                                                                 EXHIBIT 10.2.1


                               TRC COMPANIES, INC.

                         TERMINATION POLICY FOR MEMBERS
                              TRC KEY PERSON GROUP

    (as adopted by the Company's Board of Directors on December 1, 1999)





For Voluntary  Terminations            -       No Salary Continuation, except Involuntary Provisions shall
of Category 1 and 2                            apply if the Termination is volunteered  by the Category 1 or 2
Key Person Group Members                       Key Person Group Members to accommodate a "friendly" change of control.


For Involuntary Terminations           -       One (1) year's salary for Category 1 Key Person Group
Within One (1) Year After a                    Members
Change of Control of TRC
                                               Six (6) months' salary for Category 2 Key Person Group Members


For All Other                          -       Three (3) month's salary
Involuntary Terminations



Change of Control shall mean: (i) the acquisition, by an entity, person or group of beneficial ownership (as defined in rule 13d-3 under the Securities Exchange Act of 1934) of capital stock of TRC if, immediately after such acquisition, such entity, person or group is entitled to exercise more than 25% of the outstanding voting power of all capital stock of TRC entitled to vote at election of directors; (ii) or the election to the Board of Directors of TRC of candidates not previously recommended for election by the Board of Directors of TRC, if such candidates constitute a majority of the Board of Directors in office following such election; (iii) The involuntary termination of the Chairman of the Board of Directors; or (iv) the voluntary termination of the Chairman of the Board of Directors for the purpose of facilitating a "friendly" change of control.

Involuntary Termination shall mean: any termination which is initiated by TRC without cause (i.e., without malfeasance or gross misconduct on the part of the Employee) or which is initiated by the Employee for good reason (i.e., as a consequence of action by TRC demoting the Employee in terms either of compensation or responsibilities or changing the conditions of employment in a manner the Employee reasonably finds warrants resignation). The determination of whether any termination is involuntary shall be made by the Chief Executive Officer. The Employee may appeal that determination to the Compensation Committee whose determination shall be final and conclusive. If the appeal involves a termination within one year following a change of control of TRC, the Compensation Committee determination shall be made by the directors who were members of the Compensation Committee immediately prior to such change of control. If there are no such directors remaining in office, the Employee shall be entitled to have a determination made in any court of competent jurisdiction.

                                       14